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                                                                    EXHIBIT 99.1

(PROVINCE HEALTHCARE LOGO)

                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                             CONTACT: MERILYN H. HERBERT
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             (615) 370-1377


               PROVINCE HEALTHCARE ELECTS THREE NEW BOARD MEMBERS

         Brentwood, TN, February 11, 2002 - Province Healthcare Company (Nasdaq:PRHC) announced today that John M. Rutledge, President and Chief Operating Officer of Province, Stephen M. Ray, Senior Executive Vice President and Chief Financial Officer of the Company and David R. Klock, Ph.D., Chairman and Chief Executive Officer of Comp Benefits Corporation have been elected members of Province's Board of Directors.

         Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, said, "With the election of these three new Board members, our Board of Directors consists of eight members, five of whom are outside Directors. The 43 combined years of healthcare experience that John and Steve have will add depth to an already outstanding Board. Dr. Klock brings 20 years of experience in the insurance field, as a professor, company executive and consultant. He has been called as an expert witness before the United States Senate, The Virginia Legislature and the Florida Insurance Department."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 19 general acute care hospitals in eleven states with a total of 2,156 licensed beds. The Company also provides management services to 35 non-urban hospitals in 13 states with a total of 2,776 licensed beds.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at
(615) 370-1377